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                                   Bolle Inc.
                           555 Theodore Fremd Avenue
                                  Suite B-302
                              Rye, New York 10580
                              Tel: (914) 967-9400
                             Fax: (914) 967-9405/7


January 6, 1998



Mr. Roger Gibbons
Mr. Eric Collicoat
Bill Bass Optical Party Ltd.
37 Thistlethwaite Street,
P.O. Box 21
South Melbourne, Victoria  3205
Australia

Dear Roger & Eric:

We are pleased to present our proposal for Bolle Inc. or one of its affiliates ("Bolle Inc.") to acquire 75% of the shares of Bill Bass Optical Pty Ltd, ("Bill Bass") and Parkhurst Oaks Ltd ("Parkhurst"), 100% of the shares of Bolle Asia Ltd ("Bolle Asia") and 49% of the shares of Bolle Sunglass Ltd (UK) ("Bolle Sunglass") (collectively, "Bolle Australia") (the "Acquisition").

1. Purchase Price. The purchase consideration will be A$9.375 million consisting of: (i) A$5.875 million in cash and (ii) a A$3.5 in registered shares of Bolle Inc. common stock.

2. Structure. The Acquisition will be structured so as to provide the Sellers with the most advantageous Australian tax treatment for the sale of their shares in Bill Bass and Parkhurst. The shares in Bolle Asia and Bolle Sunglass will be purchased directly by Bolle Inc. or one of its subsidiaries and not as subsidiaries or investments of Bill Bass.

3. Due Diligence. Upon signing of a definitive agreement, Bolle Inc. will have access at reasonable times, so as not to disrupt Bolle Australia operations, in order to undertake a due diligence investigation of the business. In the meantime, Bolle Australia will supply the most


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Mr. Roger Gibbons
Mr. Eric Collicoat
January 6, 1998
Page 2



recent monthly management financial statements as they become available.

4. Timing. The parties will proceed diligently and in good faith to use their best efforts to negotiate and execute a definitive purchase agreement (the "Agreement") within forty-five (45) days of the date of this letter. The Agreement shall contain customary representations, warranties and other terms and conditions found in agreements of this nature. The transaction will be consummated following the creation of Bolle Inc. as a separate public company, scheduled for January 1998.

5. Ongoing investment in Bill Bass and Parkhurst. You will collectively continue to own 25% of Bill Bass and Parkhurst and will benefit from 25% of the profits of Bill Bass and Parkhurst and maintain an economic interest in 25% of the Company. You will be entitled to receive your pro rata share of any distributions from Bill Bass and Parkhurst which will not be less than 20% of annual profits. The companies will continue to be operated in a manner consistent with past practice and any accounting changes that would impact profitability (e.g. intercompany charges) will be eliminated for purposes of calculating stand alone profitability. At any time Bolle Inc. will have the right to buy your shares at fair market value as mutually agreed or as determined by a mutually agreed accounting firm, but you will only be required to sell if the valuation is at least A$3.125 million.

You will have the right to "put" your remaining shares under the following circumstances.

(i) Neither Martin Franklin, Gary Kiedaisch or Ian Ashken are on the board of Bolle Inc. In this case you would have the right to put at any time during the six months after their departure providing our "exit" from Bolle Inc. was above the average price for the first five days trading of Bolle Inc. common stock. The six month period is designed to enable Roger Gibbons and Eric Collicoat to reach their own arrangement with "new management" failing which they can exit their shares. The employment agreements would continue.

(ii) Five years has elapsed from the initial transaction date and the Bolle Inc. share price has either doubled during this period or there has been a

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Mr. Roger Gibbons
Mr. Eric Collicoat
January 6, 1998
Page 3




         1 3/4x increase over the deemed equity value as per the warrant strike price agreed with the Bolle family of $66 million. This value will translate into a price per share at the time of the IPO. This provision would continue after five years, to activate when Bolle Inc.'s share price has met one of these requirements.

In either case the minimum price would be A$3.125. In addition, we would agree to include language in the agreement that in valuing the business on the exercise of the option we would be looking to value the company at a 4X multiple of future maintainable operating profits. Obviously one of the key factors in evaluating the ongoing business will be the strength of the management team Eric Collicoat and Roger Gibbons have built up to succeed them.

6.       (i)      Bolle Inc. and Bolle America hereby acknowledge that the
                  assets of Bill Bass to be purchased by Bolle Inc. at closing shall not include:

         (a) The Sydney property at 21-27 Mitchell Road, Brookvale and 27 Sydenham Road, Brookvale being the whole of the land in volume 7396 Folio 36 and Register Folio 1/733384.

         (b)      William Bass & Co Pty Ltd.

         (c) The monthly dividend of $25,000 paid for each of July, August and September 1997.

         (d) A dividend of up to A$700,000 payable to Bill Bass Optical shareholders prior to the closing, provided that the additional profit after taxes shown in the Adjusted Balance Sheet of A$690,00 has been generated by Bill Bass Optical and the Net Tangible Assets at Closing are higher than those shown in the Adjusted Balance Sheet.

                  The above have been or will be paid to shareholders and associates of Bill Bass firstly by way of clearance of loan accounts


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Mr. Roger Gibbons
Mr. Eric Collicoat
January 6, 1998
Page 4

                           Sunnyco                                     ($2,160)

                           Roger Gibbons                               $2,375

                           Tickworth Pty Ltd                           $388,921

                           Second Pasdenom                             $95,340

                           Bill Bass Trust                             $724,102

                           and if any balance by way of fully franked dividend.

         (ii) Bolle Inc. and Bolle Australia acknowledge the Adjusted Balance Sheet - 31/12/97 of Bill Bass attached hereto reflects the adjusted Balance Sheet of Bill Bass which confirm the agreed assets of Bill Bass at closing as represented by Bill Bass and acknowledged by Bolle Inc. in the course of negotiations. Attached hereto and marked with the letter "A" is the said Adjusted Balance Sheet which shall form part of the Letter of Intent.

7. Conditions to the Closing. The obligations of Bolle Inc. and Bolle Australia to close the Acquisition is subject to the following conditions:

(i) Completion of due diligence by Bolle Inc. to its satisfaction on or before the date of entering into the Agreement.

(ii) Receipt of clean audited June 30, 1997 and 1996 financial statements of Bolle Australia.

(iii) The parties shall have entered into the Agreement and all attendant documents thereto in a form satisfactory to both parties.

(iv) Approvals, if any, of all applicable governmental regulatory agencies and all other appropriate parties, with respect to the transactions contemplated by the Acquisition, shall have been obtained.

(v) Entering into mutually acceptable employment agreements with Mr. Roger Gibbons and Mr. Eric Collicoat including five-year non-competition

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Mr. Roger Gibbons
Mr. Eric Collicoat
January 6, 1998
Page 5

         agreements from the date the employment agreements expire.

(vi) Entering into a mutually acceptable 3 year lease agreement, with a 3 year renewal provision and option to buy (at fair market value at the date of exercise), on the Melbourne property.

(vii) Net Tangible Assets at December 31, 1997 to be A$2.55 million or higher.

(viii)   Bolle Inc.'s registration statement having been declared ineffective.

Bolle Australia will have operated its business only in the ordinary course consistent with past practice since June 30, 1997 and there will have been no distributions or other out of the ordinary cash payments to the shareholders since that date except for the A$25,000 per month distributed between July 1, 1997 and September 30, 1997. At Closing, Bill Bass will change its year end to December 31st and its name to an appropriate "Bolle" name.

8.       Miscellaneous.

(a) Bolle Inc. and the shareholders of Bolle Australia will each be responsible for their own costs and expenses relating to this transaction incurred since December 31, 1996.

(b) No public announcement or other publicity regarding this letter, the Agreement or the transactions contemplated hereby or thereby, shall be made by any party prior to or after the date hereof without the prior consent of both Bolle Inc. and Bolle Australia as form, content, timing, and manner of distribution. Notwithstanding the foregoing, nothing in this Agreement shall preclude Bolle Inc. and Bolle Australia or its affiliates from making any public announcement or filing required by federal or state securities laws or stock exchange rules.

(c) This Letter of Intent shall be interpreted and enforced in accordance with the laws of the State of Victoria, Australia.


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Mr. Roger Gibbons
Mr. Eric Collicoat
January 6, 1998
Page 6



(d) This Letter of Intent may be signed in counterparts, each of which shall be deemed to be an original and both of which shall constitute one account.

(e) The Sellers will have no economic interest, direct or indirect, in the business of William Bass & Co. after April 30, 1998.

Neither Bolle Inc. or Bolle Australia intend that this letter, or any actions of the parties with respect hereto, be, or be deemed to constitute, a legally binding obligation. A binding commitment with respect to the transactions contemplated hereby will result only from the execution of the Agreement relating to such transactions, subject to the conditions expressed therein. Notwith-standing the foregoing, the terms of this paragraph 8 shall be binding upon the parties hereto.

If the foregoing accurately sets forth mutual intention with respect to the principal terms of the proposed transaction, please execute and return the enclosed copy of this letter to the undersigned.


                                        Bolle Inc.


                                        By:/s/ Martin E. Franklin
                                           ----------------------
                                           Martin E. Franklin
                                           Chairman



AGREED TO AND ACCEPTED ON
15 January, 1998



By:/s/ Roger Gibbons                                 By:/s/ Eric Collicoat
   -----------------                                    ------------------
   Roger Gibbons                                        Eric Collicoat